Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated the date hereof with respect to the Class A Common Stock, par value $0.001 per share, of Urban One, Inc., and any amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: January 25, 2021	TCS CAPITAL ADVISORS, LLC

	By:	TCS CAPITAL MANAGEMENT, LLC its investment advisor

	By:	/s/ Eric Semler
		Name:	Eric Semler
		Title:	Managing Member

TCS CAPITAL MANAGEMENT, LLC

By:	/s/ Eric Semler
	Name:	Eric Semler
	Title:	Managing Member

/s/ Eric Semler
ERIC SEMLER